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                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION          /------------------------------/
                                                       Washington, DC 20549                        /        OMB APPROVAL          /
                                                                                                   /------------------------------/
-----------------------------        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       / OMB Number:        3235-0104 /
            Form 3                                                                                 / Expires:    October 31, 2001 /
-----------------------------   Filed Pursuant to Section 16(a) of the Securities Exchange Act of  / Estimated average burden     /
                                 1934, Section 17(a) of the Public Utility Holding Company Act of  / hours per response: 0.5      /
                                   1935 or Section 30(f) of the Investment Company Act of 1940     /------------------------------/

         (Print or Type Responses)
--------------------------------------- ------------------------- ---------------------------------------------------------------
1.  Name and Address of Reporting       2. Date of Event          4. Issuer Name and Tickler or Trading Symbol
    Person*                                Requiring Statement
---------------------------------------    (Month/Day/Year)          Constellation 3D, Inc.
(Last)         (First)        (Middle)                               Ticker Symbol:  CDDD
                                            April 2, 2001
Weiner         Craig
--------------------------------------- ------------------------- ---------------------------------------------------------------
         (Street)                       3. I.R.S.                 5.  Relationship of Reporting     6.  If Amendment, Date of
                                           Identification Number      Person(s) to Issuer               Original
805 Third Avenue, 14th Floor               of Reporting Person,       (Check all applicable)            (Month/Day/Year)
                                           if an entity           __ Director       __ 10% Owner
---------------------------------------    (voluntary)             X  Officer (give title           -----------------------------
(City)     (State)        (Zip)                                   ---          below                7.  Individual or
                                           N/A                    ___ Other Specify below)              Joint/Group Filing
New York    NY           10022                                                                          (Check Applicable Line)
                                                                  Chief Legal Officer
                                                                  -----------------------------      X   Form filed by One
                                                                                                    ---- Reporting Person
                                                                                                    ____ Form filed by More
                                                                                                         than One Reporting
                                                                                                         Person
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                                      Table I - Non-Derivative Securities Beneficially Owned
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1.  Title of Security (Instr. 4)        2.  Amount of Securities    3.  Ownership Form: Direct (D)   4.  Nature of Indirect
                                            Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                            (Instr. 4)                                                   (Instr. 5)
--------------------------------------- --------------------------- -------------------------------- -----------------------------

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           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative    2.  Date Exercisable     3.  Title and Amount of        4.  Conversion   5.  Ownership    6.  Nature of
    Security (Instr. 4)        and Expiration           Securities Underlying          or Exercise      Form of          Indirect
                               Date                     Derivative Security            Price of         Derivative       Beneficial
                               (Month/Day/Year)         (Instr. 4)                     Derivative       Securities:      Ownership
                                                                                       Security         Direct (D)       (Instr. 5)
                                                                                                        or
                           ------------ ----------- ------------ -----------------                      Indirect
                           Date         Expiration  Title        Amount or                              (I)
                           Exercisable  Date                     Number of Shares                       (Instr. 5)
-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------

Employee Stock Option       1-16-01     1-16-05     Common       30,000                  $6.97                  D              N/A
    (right to buy)                                  Stock

-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------

Employee Stock Option       6-30-01     6-30-05     Common       25,000                  $6.97                  D              N/A
    (right to buy)                                  Stock

-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------

Employee Stock Option      12-31-01     12-31-05    Common       25,000                  $6.97                  D              N/A
    (right to buy)                                  Stock

-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------

Employee Stock Option       6-30-02      6-30-06    Common       25,000                  $6.97                  D              N/A
    (right to buy)                                  Stock

-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------

Employee Stock Option      12-31-02     12-31-06    Common       25,000                  $6.97                  D              N/A
    (right to buy)                                  Stock

-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------

Employee Stock Option       6-30-03      6-30-07    Common       25,000                  $6.97                  D              N/A
    (right to buy)                                  Stock

-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------

Employee Stock Option      12-31-03     12-31-07    Common       20,000                  $6.97                  D              N/A
    (right to buy)                                  Stock

-------------------------- ------------ ----------- ------------ ----------------- ---------------- ---------------- -------------
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:
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
                            /s/ Craig Weiner                                             June 5, 2001
                           ------------------------------------------                   -----------------------------
                           **Signature of Reporting Person                              Date
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         *        If the form is filed by more than one reporting person, see instruction 5(b)(v)
         **       Intentional misstatements or ommissions of facts constitute
                  Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
                  78ff(a).

         Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.